FOR MORE INFORMATION:

Kasandra H. Rossi

Executive Vice President, Chief Financial Officer & Treasurer

954-692-7163

kasandra.rossi@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Fourth Quarter Results

FORT LAUDERDALE, Fla., February 19, 2026 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported earnings of $0.40 per share for the three months ended December 31, 2025. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.50.

For the 2025 fourth quarter, Pediatrix reported the following results:

•
Net revenue of $494 million;
•
Net income of $34 million; and
•
Adjusted EBITDA of $66 million.

“Our fourth quarter operating results were in line with our revised upward expectations and reflected solid same-unit revenue growth, partially offset by an increase in variable practice incentive compensation,” said Mark S. Ordan, Chief Executive Officer of Pediatrix Medical Group. “Our performance in the fourth quarter caps a terrific year, and while facing healthcare industry headwinds, we are doing all we can to have another strong year at Pediatrix and to position ourselves for a strong future.”

Operating Results– Three Months Ended December 31, 2025

Pediatrix’s net revenue for the three months ended December 31, 2025 was $493.8 million, compared to $502.4 million for the prior-year period. This decrease reflects the impact of non-same unit activity, primarily from practice dispositions, partially offset by growth in same-unit net revenue of 4.0 percent.

Same-unit revenue from net reimbursement-related factors increased by 6.7 percent for the 2025 fourth quarter as compared to the prior-year period. This increase primarily reflects continued improvements in collection activity, a favorable shift in payor mix, higher patient acuity in the Company’s hospital-based practices, primarily in neonatology, and increases in administrative fees from hospital partners.

Same-unit revenue attributable to patient service volumes decreased by 2.7 percent for the 2025 fourth quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and twelve months ended December 31, 2025. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended December 31, 2025	Twelve Months Ended December 31, 2025
Hospital-based patient services	(3.3)%	0.7%
Office-based patient services	(2.3)%	0.5%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	(2.0)%	2.0%

For the 2025 fourth quarter, practice salaries and benefits expense was $348.0 million, compared to $349.0 million for the prior-year period. This decrease primarily reflects the impact of practice disposition activity, partially offset by increases in same-unit clinical compensation costs, including variable incentive compensation.

For the 2025 fourth quarter, general and administrative expenses were $65.7 million, as compared to $63.6 million for the prior-year period. This increase primarily reflects net increases in salary expense, partially offset by a decrease in incentive compensation expense as compared to the prior-year period.

For the 2025 fourth quarter, transformational and restructuring related expenses totaled $5.9 million, as compared to $23.6 million for the prior-year period. The expenses during the fourth quarter of 2025 primarily related to revenue cycle management transition activities and, to a lesser extent, position eliminations. The expenses during the fourth quarter of 2024 primarily related to practice dispositions, revenue cycle management transition activities and position eliminations.

Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, transformational and restructuring related expenses, adjustments to goodwill impairment and gain on disposal of businesses, as relevant, was $65.8 million for the 2025 fourth quarter, compared to $68.7 million for the prior-year period. The decrease in Adjusted EBITDA was primarily due to higher same-unit expense, primarily related to higher variable practice incentive compensation expense, partially offset by the favorable impact from practice disposition activity.

Depreciation and amortization expense was $5.6 million for the fourth quarter of 2025, compared to $6.9 million for the prior-year period. The net decrease was primarily related to a lower level of capital expenditures at our existing units.

Interest expense was $8.7 million for the fourth quarter of 2025, compared to $9.7 million for the prior-year period, reflecting slightly lower interest rates on slightly lower average outstanding borrowings.

Investment and other income was $4.7 million for the fourth quarter of 2025, compared to $2.8 million for the prior-year period. The net increase was primarily related to increases in interest income on higher cash balances.

Pediatrix generated net income of $33.7 million, or $0.40 per diluted share, for the 2025 fourth quarter, based on weighted average shares outstanding of 84.4 million. This compares with $30.5 million, or $0.36 per diluted share, for the 2024 fourth quarter, based on weighted average shares outstanding of 85.2 million. The decrease in weighted average shares was primarily driven by the share repurchase activity conducted during 2025.

For the fourth quarter of 2025, Pediatrix reported Adjusted EPS of $0.50, compared to $0.51 for the fourth quarter of 2024. For these periods, Adjusted EPS is defined as diluted income per common and common equivalent share adjusted for non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, gain on disposal of businesses, and related adjustments to goodwill impairment and discrete tax events.

Operating Results – Year Ended December 31, 2025

For the year ended December 31, 2025, Pediatrix generated revenue of $1.91 billion, compared to $2.01 billion for the prior-year period. Pediatrix generated net income of $165.4 million, or $1.94 per share, for the year ended December 31, 2025, based on weighted average shares outstanding of 85.3 million, which compares to a net loss of $99.1 million, or $1.19 per share, for the year ended December 31, 2024, based on weighted average shares outstanding of 83.3 million. Adjusted EBITDA for the year ended December 31, 2025 was $275.6 million, compared to $224.0 million for the prior year. For the year ended December 31, 2025, Pediatrix reported Adjusted EPS of $2.04, compared to $1.51 for the same period of 2024.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $375.2 million at December 31, 2025, compared to $229.9 million at December 31, 2024, and net accounts receivable were $229.7 million.

For the fourth quarter of 2025, Pediatrix generated cash from operating activities from continuing operations of $114.6 million, compared to $134.8 million for the fourth quarter of 2024. During the fourth quarter of 2025, the Company used $64.0 million to fund share repurchases, $5.3 million to fund capital expenditures and $4.0 million to fund acquisition activity.

At December 31, 2025, Pediatrix had total debt outstanding of $597 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $197 million in borrowings under its Term A Loan. At December 31, 2025, the Company had no outstanding borrowings under its $450 million revolving line of credit.

Preliminary 2026 Outlook

On a preliminary basis, Pediatrix anticipates that its 2026 Adjusted EBITDA, as defined above, will be in a range of $280 million to $300 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and twelve months ended December 31, 2025 and 2024 is provided in the financial tables of this press release. A reconciliation of projected full year 2026 Adjusted EBITDA to the most directly comparable GAAP financial measures is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference will be webcast and available for replay at the following site: www.pediatrix.com/investors.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,300 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, its full year 2026 guidance, future impacts of legal, regulatory, political and macroeconomic developments and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the following: the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the effects of economic conditions on the Company’s business; the effects of the Medicare Access and CHIP Reauthorization Act of 2015, the Affordable Care Act, the One Big Beautiful Bill Act and potential additional healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs and with managed care organizations and commercial health insurance payors; the impact of state budgetary constraints and uncertainty over the future of Medicaid; the impact of surprise billing legislation; the Company’s transition to a hybrid revenue cycle management model; the timing and contribution of future acquisitions or organic growth initiatives; the Company’s ability to comply with the terms of debt financing arrangements; and the effects of the Company’s transformation initiatives, including our renewed focus, and growth strategy for, the Company’s hospital-based and maternal fetal businesses.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net revenue	$493,771	$502,364	$1,913,849	$2,012,919
Operating expenses:
Practice salaries and benefits	348,015	348,993	1,340,874	1,440,827
Practice supplies and other operating expenses	19,772	24,845	79,272	117,748
General and administrative expenses	65,680	63,553	240,791	238,437
Depreciation and amortization	5,631	6,873	21,827	32,226
Transformational and restructuring related expenses	5,879	23,641	22,272	64,260
Goodwill impairment	—	(3,599)	—	150,644
Long-lived asset impairments	—	—	—	27,791
(Gain) loss on disposal of businesses	—	(1,233)	—	9,699
Total operating expenses	444,977	463,073	1,705,036	2,081,632
Income (loss) from operations	48,794	39,291	208,813	(68,713)
Investment and other income	4,698	2,830	19,045	5,771
Net gain on investments in divested businesses	—	—	20,906	—
Interest expense	(8,740)	(9,710)	(35,965)	(40,743)
Equity in earnings of unconsolidated affiliate	843	917	3,633	2,344
Total non-operating (expenses) income	(3,199)	(5,963)	7,619	(32,628)
Income (loss) before income taxes	45,595	33,328	216,432	(101,341)
Income tax (provision) benefit	(11,912)	(2,848)	(51,044)	2,272
Net income (loss)	$33,683	$30,480	$165,388	$(99,069)
Other comprehensive income (loss), net of tax
Unrealized holding gain (loss) on investments, net of tax of $29, $282, $525 and $374	164	(862)	1,681	1,143
Total comprehensive income (loss)	$33,847	$29,618	$167,069	$(97,926)
Per common and common equivalent share data (diluted):
Net income (loss):	$0.40	$0.36	$1.94	$(1.19)
Weighted average common shares	84,415	85,160	85,268	83,330

Pediatrix Medical Group, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$33,683	$30,480	$165,388	$(99,069)
Interest expense	8,740	9,710	35,965	40,743
Income tax provision (benefit)	11,912	2,848	51,044	(2,272)
Depreciation and amortization expense	5,631	6,873	21,827	32,226
Transformational and restructuring related expenses	5,879	23,641	22,272	64,260
Net gain on investments in divested businesses	—	—	(20,906)	—
Impairment losses	—	(3,599)	—	178,435
(Gain) loss on disposal of businesses	—	(1,233)	—	9,699
Adjusted EBITDA	$65,845	$68,720	$275,590	$224,022

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income (Loss) per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2025		2024
Weighted average diluted shares outstanding	84,415		85,160
Net income and diluted net income per share	$33,683	$0.40	$30,480	$0.36
Adjustments (1):
Amortization (net of tax of $545 and $531)	1,635	0.01	1,594	0.02
Stock-based compensation (net of tax of $992 and $601)	2,975	0.04	1,804	0.02
Transformational and restructuring expenses (net of tax of $1,469 and $5,910)	4,409	0.05	17,731	0.21
Impairment losses (net of tax of $ -)	—	—	(6,659)	(0.08)
Gain on disposal of businesses (net of tax of $308)	—	—	(925)	(0.01)
Net impact from discrete tax events	(195)	—	(544)	(0.01)
Adjusted income and diluted EPS	$42,507	$0.50	$43,481	$0.51

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended December 31, 2025 and 2024, other than impairment losses for the three months ended December 31, 2024. The impairment losses reflect tax effects and related adjustments to goodwill impairment recognized in the second quarter of 2024.

	Twelve Months Ended December 31,
	2025		2024
Weighted average diluted shares outstanding	85,268		83,330
Net (loss) income and diluted net (loss) income per share	$165,388	$1.94	$(99,069)	$(1.19)
Adjustments (1):
Amortization (net of tax of $1,879 and $2,373)	5,638	0.06	7,120	0.09
Stock-based compensation (net of tax of $2,919 and $2,473)	8,756	0.10	7,420	0.09
Transformational and restructuring related expenses (net of tax of $5,568 and $16,065)	16,704	0.20	48,195	0.58
Net gain on investments in divested businesses (net of tax $5,226)	(15,680)	(0.18)	—	—
Impairment losses (net of tax of $31,633)	—	—	146,802	1.76
Loss on disposal of businesses (net of tax of $2,425)	—	—	7,274	0.09
Net impact from discrete tax events	(6,634)	(0.08)	7,912	0.09
Adjusted income and diluted EPS	$174,172	$2.04	$125,654	$1.51

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the twelve months ended December 31, 2025 and 2024, other than for impairment losses for the twelve months ended December 31, 2024, due to a portion of the expense being non-deductible .

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of December 31, 2025	As of December 31, 2024
Assets:
Cash and cash equivalents	$375,241	$229,940
Investments	124,482	118,566
Accounts receivable, net	229,665	259,990
Other current assets	34,126	31,111
Intangible assets, net	16,862	11,595
Operating and finance lease right-of-use assets	34,330	39,267
Goodwill, other assets, property and equipment	1,431,990	1,462,231
Total assets	$2,246,696	$2,152,700
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$419,530	$398,690
Total debt, including finance leases, net	597,338	617,664
Operating lease liabilities	37,277	44,649
Other liabilities	326,697	326,759
Total liabilities	1,380,842	1,387,762
Total shareholders' equity	865,854	764,938
Total liabilities and shareholders' equity	$2,246,696	$2,152,700

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2026

Net Income	$155,100	$169,700
Interest expense	34,000	34,000
Income tax expense	57,400	62,800
Depreciation and amortization expense	24,300	24,300
Transformational and restructuring related expenses	9,200	9,200
Adjusted EBITDA	$280,000	$300,000